Exhibit 10.17

FIRST AMENDMENT
TO THE
PMA CAPITAL CORPORATION EXECUTIVE MANAGEMENT PENSION PLAN
(As Amended and Restated Effective January 1, 2000)

May 2003

FIRST AMENDMENT
TO THE
PMA CAPITAL CORPORATION EXECUTIVE MANAGEMENT PENSION PLAN
(As Amended and Restated Effective January 1, 2000)

WHEREAS, some executives hired in mid-career by PMA Capital Corporation (formerly known as the Pennsylvania Manufacturers Corporation) (the “Plan Sponsor”) are not able to be credited under the PMA Capital Corporation Pension Plan (formerly known as The PMC Pension Plan) (the “Pension Plan”) with the maximum number of years of Benefit Service allowable under the Pension Plan (“Short Service Reduction”); and

WHEREAS, Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, place limitations (the “Sections 401(a)(17) and 415 Limitations”) on the retirement benefits which can be paid to participants in the Pension Plan; and

WHEREAS, the Plan Sponsor established the PMA Capital Corporation Supplemental Executive Retirement Plan (formerly known as The PMC Supplemental Executive Retirement Plan) (the “PMA SERP”), effective January 1, 1993, to provide supplemental executive retirement benefits for the purposes of offsetting the Sections 401(a)(17) and 415 Limitations and the Short Service Reduction to a select group of management and highly compensated employees within the meaning of Sections 201(2) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

WHEREAS, the Plan Sponsor established a separate plan, the PMA Capital Corporation Executive Management Pension Plan (the “Plan”), effective January 1, 1999, to provide to a select group of management and highly compensated employees within the meaning of Sections 201(2) and 401(a)(1) of ERISA the Short Service Reduction benefits previously provided under the PMA SERP; and

WHEREAS, the Plan is intended to continue to be an unfunded arrangement, maintained primarily for the purpose of providing deferred compensation for a select group of management and/or highly compensated employees of the Plan Sponsor and its affiliated employers within the meaning of Sections 201(2) and 401(a)(1) of ERISA; and

WHEREAS, the Plan was last amended and restated effective January 1, 2000; and

WHEREAS, the Plan Sponsor now desires to amend the Plan to comply with the revised claims procedures of the Department of Labor, to reflect the current Affiliated Employers participating in the Plan (the “Participating Companies”) and to make certain other changes effective January 1, 2003, except as otherwise specifically provided herein; and

WHEREAS, under Sections 7.2(a) and 8.4 of the Plan, the Plan Sponsor has reserved the right to amend the Plan with respect to all Participating Companies at any time, subject to certain inapplicable limitations;

NOW, THEREFORE, effective January 1, 2003, except as otherwise specifically provided herein, the Plan Sponsor hereby amends the Plan as follows:

1. The Plan is amended by adding, after Section 1.23, a new Section 1.24 to read as follows:

1.24 Total Disability. Total Disability as defined in the Pension Plan.

2. Section 4.3 of the Plan is amended to indicate that “Total Disability” is now a defined term under the Plan as follows:

4.3 Change of Control during Employment. Upon a Change of Control, or within two years thereafter, regardless of whether or not the Plan has been terminated during such period, if the Participating Company (or any successor corporation) shall terminate the Participant's employment for other than Cause or if the Participant shall terminate employment for Good Reason or retirement, death, or Total Disability, then the

Participant shall become eligible for, and entitled to receive, the Participant's Past Service Retirement Benefit. The Participant's Past Service Retirement Benefit under this provision shall be paid out in a lump sum upon such termination of employment. Such benefit shall be paid by the Participating Company (or any successor corporation) to the Participant in a lump sum, in cash, within ninety days following the date of termination. Such amount will be calculated as the Actuarial Equivalent of the Participant's Past Service Retirement Benefit using the assumptions for determining Actuarial Equivalence provided under the Pension Plan for determining lump sum distributions. Any Participant who remains employed by the Participating Company (or any successor corporation) for two or more years after a Change of Control shall receive the Past Service Retirement Benefit in accordance with Sections 4.1 and 4.2 hereof.

3. Section 6.10 of the Plan is amended to read as follows:

6.10 Claims Procedure.

(a) Claims for Benefits. All claims for benefits under the Plan shall be made in writing on the Appropriate Form furnished to the applicant by the Administrator and shall be signed by the applicant (hereinafter referred to as the “Claimant”). Claims shall be submitted to a representative designated by the Administrator and hereinafter referred to as the “Claims Coordinator”.

Each claim hereunder shall be acted on and approved or disapproved by the Claims Coordinator within 90 days following the receipt by the Claims Coordinator of the information necessary to process the claim.

(b) Claims Review Procedure.

(i) Notice. In the event the Claims Coordinator denies a claim for benefits, in whole or in part, the Claims Coordinator shall notify the Claimant in writing or electronically of the denial of the claim and notify such Claimant of his/her right to a review of the Claims Coordinator's decision by the Administrator. Any electronic notification shall comply with the standards imposed by 29 CFR § 2520.104b-1(c)(i), (iii) and (iv). Such notice by the Claims Coordinator shall also set forth, in a manner calculated to be understood by the Claimant:

(1) The specific reason for such denial,

(2) Reference to the specific Plan provisions on which the denial is based,

(3) A description of any additional material or information necessary for the Claimant to perfect the claim, with an explanation of why such material or information is necessary,

(4) Appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review, and

(5) A statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

(ii) Time within which to Give Notice.

(1) Claim for Benefits Other than Total Disability Benefits. The notice described in Section 6.10(b)(i) shall be forwarded to the Claimant within 90 days of the Claims Coordinator's receipt of the claim for benefits other than a claim that relates to benefits in connection with Total Disability; provided, however, that in special circumstances the Claims Coordinator may extend the response period for up to an additional 90 days, in which event it shall notify the Claimant in writing of the extension and shall specify the reason(s) for the extension.

(2) Claim for Total Disability Benefits. If the claim relates to benefits in connection with Total Disability, the notice described in Section 6.10(b)(i) shall be forwarded to the Claimant within 45 days of the Claim Coordinator’s receipt of the claim. If the Claims Coordinator determines that, due to matters beyond the control of the Plan, the Claims Coordinator will not be able to respond to the claim within such 45-day period, the Claims Coordinator may extend the response period for one or two additional periods of up to 30 days each by providing the Claimant with notice describing the circumstances that necessitate the extension and the date as of which the Claims Coordinator anticipates that it will render its decision. Each such notice must be conveyed to the Claimant prior to the commencement of an extension.

(iii) Review of Claim Denial.

(1) Non-Total Disability Claim. Within 60 days of receipt of a notice of claim denial other than a claim denial relating to benefits in connection with Total Disability, a Claimant or his or her duly authorized representative may petition the Administrator in writing for a full and fair review of the denial. The Claimant or his or her duly authorized representative shall have the opportunity to review pertinent documents and to submit issues and comments in writing to the Administrator. The Claimant shall be provided on request, and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The review shall take into account all information submitted by the Claimant without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator shall review the denial and shall communicate its decision and the reasons therefor to the Claimant in writing within 60 days of receipt of the petition; provided, however, that in special circumstances the Administrator may extend the response period for up to an additional 60 days, in which event it shall notify the Claimant in writing prior to the commencement of the extension. If the Administrator makes an adverse benefit determination on review, it shall provide the Claimant with the information described in Section 6.10(b)(i).

(2) Total Disability Benefit Claim. If the claim relates to benefits in connection with Total Disability, the procedure described in Section 6.10(b)(iii)(1) shall be modified as follows:

(A) All references to 60 days shall be changed to 45 days, except that a Claimant shall have 180 days to file an appeal.

(B) The Disability Claims Coordinator, not the Administrator, shall be the named fiduciary responsible for determining the appeal. The Disability Claims Coordinator may not make such determination if the Disability Claims Coordinator (or a subordinate of the Disability Claims Coordinator) was consulted in connection with the initial claim for benefits.

(C) The notice of extension shall describe the circumstances that require the extension; must include the date as of which the Disability Claims Coordinator anticipates that it will render its decision; and must be communicated to the Claimant prior to the commencement of the extension.

(D) The review shall not afford deference to the initial adverse benefit determination.

(E) When the appeal is based on a medical judgment, the Disability Claims Coordinator shall consult with a health care professional who has appropriate experience and training in the field involved in determining the Claimant’s Total Disability and shall identify all medical and vocational experts whose advice was obtained in connection with the appeal. A health care professional may not be consulted under this Section 6.10(b)(iii)(2)(E) if the health care professional (or a subordinate of such individual) was consulted in connection with the initial claim for benefits.

(F) If the Disability Claims Coordinator makes an adverse benefit determination on review, the Disability Claims Coordinator shall provide the Claimant with a statement that the Claimant is entitled to receive or request reasonable access to, and copies of, all information relevant to the claim for benefits, including internal rules, guidelines, and protocols (to the extent relied upon) and a statement regarding voluntary alternative dispute resolution options.

(c) Authorized Representative. Any Claimant may be represented by an authorized representative. The Administrator may, however, determine reasonable procedures to determine whether an individual is authorized to act on behalf of an individual.

(d) Administrative Safeguards. The Administrator shall determine administrative safeguards designed to ensure and verify that all determinations are made in accordance with governing Plan documents and that all Plan provisions are applied consistently with respect to similarly situated Claimants.

(e) Tolling of Response Periods. The response periods described in Sections 6.10(b)(ii) and (iii) shall be tolled for periods during which the Claimant is responding to a request for additional information that the Administrator has determined is necessary to process the Claimant’s claim. The Claimant shall have not less than 45 days to provide the requested information. The response periods described in Sections 6.10(b)(ii) and (iii) shall recommence when the Claimant provides the requested information.

(f) Compliance with Regulations. It is intended that the claims procedure of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR § 2560.503-1.

4. Plan Appendix A - List of Participating Companies is hereby amended, effective August 7, 2002, to read as follows:

(a) PMA Capital Corporation

(b) Pennsylvania Manufacturers' Association Insurance Company

(c) PMA Capital Insurance Company

(d) Caliber One Management Company, Inc.

(e) PMA Management Corp.

(f) PMA Re Management Company

5. The Plan is further amended, effective August 7, 2002, by deleting therefrom the Plan Adoption Agreement for Caliber One Indemnity Company since Caliber One Indemnity Company is no longer a Participating Company.

IN WITNESS WHEREOF, PMA CAPITAL CORPORATION has caused these presents to be duly executed, under seal, this 12 day of May, 2003.

Attest:	PMA CAPITAL CORPORATION
[SEAL]
/s/ Robert L. Pratter	/s/ William E. Hitselberger
Robert L. Pratter, Secretary	William E. Hitselberger, Senior Vice President,
Treasurer & Chief Financial Officer